Exhibit 99.2

FBR Securitization Trust 2005-1
Disclaimer
COMPUTATIONAL MATERIALS
This presentation contains tables and other statistical analyses (the “Computational Materials”). These Computational Materials have been prepared by Friedman, Billings, Ramsey & Co., Inc. (“FBR”) in reliance upon information furnished by the issuer of the securities and its affiliates. These Computational Materials are furnished to you solely by FBR and not by the issuer of the securities. They may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating said material.
Numerous assumptions were used in preparing the Computational Materials which may or may not be reflected therein. As such, no assurance can be given as to the Computational Materials’ accuracy, appropriateness or completeness in any particular context. In addition, no assurance can be given as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.
Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment assumptions, and changes in such prepayment assumptions may dramatically affect such weighted average lives, yields and principal payment periods. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates shown in the attached Computational Materials. Furthermore, unless otherwise provided, the Computational Materials assume no losses on the underlying assets and no interest shortfall.
If the Computational Materials were generated using a hypothetical group of mortgage loans, the specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the actual underlying assets and the hypothetical underlying assets used in preparing the Computational Materials. If these Computational Materials are based only on a statistical pool of mortgage loans expected to be included in the trust along with other mortgage loans on the closing date, the specific characteristics of these securities also may differ from those shown in the Computational Materials. A statistical pool may not necessarily represent a statistically relevant population, notwithstanding any contrary references herein. Although FBR believes the information with respect to the statistical pool will be representative of the final pool of mortgage loans, the collateral characteristics of the final pool may nonetheless vary from the collateral characteristics of the statistical pool. Certain mortgage loans contained in a statistical pool or the actual pool may be deleted from the final pool of mortgage loans delivered to the trust on the closing date.
The principal amount and designation of any security described in the Computational Materials are subject to change prior to issuance. Neither FBR nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments on any of the underlying assets or the payments or yield on the securities.

1) I take the class A2 notes are dependent on group 2 mortgage loans? Can you please make sure our excel template is filled out for the group 2 loans only
OK
2) Is there any cross-collateralization between group 1 and 2? If so, when
Yes, Interest is crossed after payment of the Current Interest and in the first step of the Group monthly excess cash flow. Principal is crossed in the second half of step to build O/C which comes after the interest cross in the monthly excess cash flow section.
3) Can you please explain the loan grading (A, B, C) (please with requirements loans have to adhere to in table).
Loan grading is different for each product. In general the grades correspond to the number of mortgage lates below in some cases subject to additional criteria. A+=0X30 (630 FICO min), A=1X30, A-=3X30, B=1X60, C=1X90
4) p.14: the net WAC rate is much lower than the maximum loan rates, even though Libor has been stressed to 20%. Is that because the ARM loans are still in their fixed period?
The majority of the hybrid ARM fixed periods have fixed periods of 2 years after origination. After the initial fixed period they can reset subject to a reset cap of 1.5% for each reset. The loan will reset every 6 months.
5) is excess spread going to the R notes?
Excess spread is only released to the Class R Notes if current principal and interest has been paid, the O/C target is met and all basis risk shortfall has been paid.
6) The transaction can be called at 30%, the step-up is at 20% and there is a clean-up call at 10%. Why isn’t the call date the same as the step-up date?
Typical deals have the 10% step-up. We anticipated that the transaction will be called at the 30% so we are comfortable allowing for a 20% margin stepup.
7) Please explain the basis risk shortfall. I understand it can be the difference between the WAC and the interest, but how does the formula rate come into play? (In combination with: the YMA increases the AFC to 10.5%, but the formula rate is 14%. Where does this 14% come from?)
Current Interest on the Notes accrues at the lesser of the i) the sum of the 1ML and the Note Margin, ii) Net WAC Rate (less fees – as defined in the term sheet) and ii) 14.00%. The Note Rate is the lesser of part i) and ii). The Formula Rate is the lesser of the Note Rate and part iii). The 14.00% is a hard cap which is slightly below maximum rate attainable by the adjustable collateral (set for tax reasons). Basis Risk Shortfall is the amount of interest that would have been paid pursuant to part i) of the current interest definition but was limited by part ii), subject to the hard cap of 14.00%. Amounts received from the Cap Agreement will be used to cover Basis Risk Shortfall if any.
8) P.3: CPR: with respect to CPR it won’t exceed 85%. If it does, the principal payments will be capped?
This is only for modeling purposes. The principal payments will not be capped.
9) I’m not getting the OC release amount: it seems it’s deducted from the principal proceeds? Is this the case; i.e. will it flow out of the transaction. IS it possible to show a simple numerical example for this?
In the event that the actual OC exceeds the target OC then the OC amount will be allowed to “stepdown” or be released. The mechanism for releasing OC (as in other similar HEQ deals) is reducing the principal paid to the bond holders in that period by the OC release amount.
OC release = Actual OC – Target OC